Exhibit 99

Verizon Wireless

News Center Announcement

VERIZON WIRELESS ANNOUNCES SPECTRUM LICENSE TRANSACTIONS

By Robin B. Nicol

Verizon Wireless announced today it has signed agreements to complete a number of spectrum license transactions, including license sale, purchase and lease agreements. The transactions are subject to approval by the Federal Communications Commission (FCC) and the Department of Justice (DOJ) and are expected to close promptly upon receiving necessary approvals.

The agreements cover the following transactions:

•

Verizon Wireless will sell 39 lower 700 MHz B Block licenses (listed below) to AT&T in exchange for a payment of $1.9 billion, and the transfer by AT&T to Verizon Wireless of AWS (10 MHz) licenses in certain western markets, including Los Angeles, Phoenix, Fresno and Portland, Oregon.

•

Verizon Wireless will sell lower 700 MHz B Block licenses covering the Charlotte, Greensboro and Raleigh-Durham markets in North Carolina to Grain Management, a Sarasota, Florida-based private equity firm that invests in the telecommunications sector, in exchange for a payment of $189 million.

•	Verizon Wireless will lease from Grain Management an AWS license covering Dallas, Texas, which Grain is acquiring from AT&T.

The agreements were reached as a result of Verizon Wireless’ spectrum sale process announced last spring for its lower 700 MHz spectrum licenses. To date, seven companies, including those in this announcement, have signed license purchase agreements as a result of the sale process; five are small or regional telecom carriers and one is a minority-owned firm. Prior to the transactions announced today, Verizon Wireless has sold or agreed to sell 35 of its 77 lower B block licenses to 10 different entities, including transactions that were initiated prior to the sale process. The agreements signed today will complete the lower 700 MHz sale process.

In addition, through its LTE in Rural America program, Verizon Wireless is leasing upper 700 MHz C block spectrum to 20 rural operators to jumpstart the delivery of 4G LTE in rural areas.

Stephens Inc., an independent full service investment bank, and Loop Capital Markets LLC, a minority-owned full service investment bank, advised Verizon on the sale process to encourage broad-based participation from the rural telecom community and minority- and female-owned businesses.

Following is a list of markets covered by the 39 licenses that Verizon Wireless will sell to AT&T:

Chicago, IL	Los Angeles, CA

Miami, FL	Oklahoma City, OK

Cincinnati, OH	Memphis, TN

West Palm Beach, FL	Rochester, NY

Youngstown, OH	Lake Charles, LA

Fort Collins, CO	Bradenton, FL

Alexandria, LA	Billings, MT

Rapid City, SD	Tyler, TX

Longview, TX	Waco, TX

Texarkana, TX	Great Falls, MT

Pueblo, CO	Casper, WY

Utah 1, 4, 5 and 6	Louisiana 1, 2 and 3

Wyoming 2	Washington 2

Idaho 5	Texas 18

Colorado 4	New Mexico 5

Virginia 10	Montana 8 and 9

South Dakota 1